Exhibit 99.1
__________________________________________________________________

FOR IMMEDIATE RELEASE

Contact:	Adam Orvos	Connie Kao
	Executive Vice President,	Group Vice President, Investor Relations
	Chief Financial Officer	(925) 965-4668
	(925) 965-4550	connie.kao@ros.com

ROSS STORES REPORTS FIRST QUARTER EARNINGS

PROVIDES SECOND QUARTER AND UPDATED FISCAL 2022 GUIDANCE

Dublin, California, May 19, 2022 -- Ross Stores, Inc. (NASDAQ: ROST) today reported earnings per share for the 13 weeks ended April 30, 2022 of $0.97 on net earnings of $338 million. The quarter includes an approximate benefit of $0.06 per share from the favorable timing of expenses that are expected to reverse in subsequent quarters. These results compare to $1.34 per share on net income of $476 million for the 13 weeks ended May 1, 2021. Sales for the first quarter of 2022 were $4.3 billion versus $4.5 billion in the prior year period. Comparable store sales declined 7% on top of a robust 13% gain in the first quarter of 2021 versus 2019.

Barbara Rentler, Chief Executive Officer, commented, “We are disappointed with our lower-than-expected first quarter results. Following a stronger-than-planned start early in the period, sales underperformed over the balance of the quarter. We knew fiscal 2022 would be a difficult year to predict, especially the first half when we were facing last year’s record levels of government stimulus and significant customer pent-up demand as COVID restrictions eased. The external environment has also proven extremely challenging as the Russia-Ukraine conflict has exacerbated inflationary pressures on the consumer not seen in 40 years.”

She continued, “First quarter operating margin of 10.8% was down from 14.2% in 2021, reflecting the deleveraging effect from the same store sales decline combined with ongoing headwinds from higher freight and wage costs that began rising in the second half of 2021.”

ROSS STORES, INC. 5130 Hacienda Drive, Dublin, CA 94568 (925) 965-4400

Second Quarter and Updated Fiscal 2022 Guidance

Looking ahead, Ms. Rentler commented, “Given our first quarter results and today’s increasingly uncertain macro-economic and geopolitical environment, we believe it is prudent to adopt a more conservative outlook for the balance of the year. We are now forecasting same store sales for the 13 weeks ending July 30, 2022 to decrease 4% to 6% on top of a very strong 15% gain in the prior year period, with earnings per share projected to be $0.99 to $1.07 versus $1.39 in last year’s second quarter.”

She continued, “Although we continue to expect sales and profitability to improve as we move through the year, for the 52 weeks ending January 28, 2023, we now forecast comparable store sales to decline 2% to 4% versus a 13% gain in fiscal 2021. Earnings per share for fiscal 2022 are projected to be $4.34 to $4.58 compared to $4.87 in the prior year.”

Ms. Rentler concluded, “While the landscape in early 2022 has been tougher than expected and the year may prove to be more difficult than initially anticipated, we remain confident in our ability to successfully navigate through this period. We have shown in the past that our value-focused business model has served us well in both healthy and more uncertain external climates and believe the current challenging conditions will be no different.”

The Company will host a conference call on Thursday, May 19, 2022 at 4:15 p.m. Eastern time to provide additional details concerning its first quarter results and management’s outlook for the second quarter and fiscal year 2022. A real-time audio webcast of the conference call will be available in the Investors section of the Company’s website, located at www.rossstores.com. An audio playback will be available at 404-537-3406, PIN #7142135 until 8:00 p.m. Eastern time on May 26, 2022, as well as on the Company’s website.

Forward-Looking Statements: This press release and the related conference call remarks contains forward-looking statements regarding projected sales and earnings, planned new store growth, and other financial results and market conditions in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “outlook,” “looking ahead,” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, the uncertainties and potential for the recurrence of significant business disruptions arising from the COVID-19 pandemic, including its unknown duration, the potential for new virus variants and future resurgences, as well as possible mandates or restrictions, and the potential adverse impact on consumer demand and our business; changes in the level of consumer spending on or preferences for apparel and home-related merchandise; impacts from the macro-economic environment, including inflation, housing costs, energy and fuel costs, financial and credit markets, geopolitical conditions (including the current Russia-Ukraine conflict), unemployment levels or public health issues (such as pandemics) that affect consumer confidence and consumer disposable income; our need to effectively manage our inventories, markdowns, and inventory shortage to achieve planned gross margins; competitive pressures in the apparel or home-related merchandise retailing industry; issues associated with importing and selling merchandise produced in other countries, including risks from supply chain disruptions due to port of exit/entry congestion, shipping delays and ocean freight cost increases, and risks from other supply chain related disruptions, including those due to COVID-19 closures; unseasonable weather that may affect shopping patterns and consumer demand for seasonal apparel and other merchandise, and that may result in temporary store closures and disruptions in deliveries of merchandise to our stores; market availability, quantity, and quality of attractive brand name merchandise at desirable discounts and our buyers’ ability to purchase merchandise that enables us to offer customers a wide assortment of merchandise at competitive prices; potential data security breaches, including cyber-attacks on our transaction processing and computer information systems, which could result in theft or unauthorized disclosure of customer, credit card, employee, or other private and valuable information that we handle in the ordinary course of our business; potential disruptions in our information systems, including from ransomware or other cyberattacks; issues involving the quality, safety, or authenticity of products we sell, which could harm our reputation, result in lost sales, and/or increase our costs; an adverse outcome in various legal, regulatory, or tax matters, or the adoption of new federal or state tax legislation that increases tax rates or adds new taxes, could increase our costs; damage to our corporate reputation or brands; our need to continually attract, train, and retain associates to execute our off-price strategies; our need to effectively advertise and market our business; changes in U.S. tax, tariff, or trade policy regarding apparel and home-related merchandise produced in other countries that could adversely affect our business; volatility in revenues and earnings; an additional pandemic, natural or man-made disaster in California or in another region where we have a concentration of stores, offices, or a distribution center; unexpected issues or costs from expanding in existing markets and entering new geographic markets; obtaining acceptable new store sites with favorable consumer demographics; and maintaining sufficient liquidity to support our continuing operations, new store openings, and ongoing capital expenditure plans. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2021 and fiscal 2022 Form 8-Ks on file with the SEC. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

Ross Stores, Inc. is an S&P 500, Fortune 500, and Nasdaq 100 (ROST) company headquartered in Dublin, California, with fiscal 2021 revenues of $18.9 billion. Currently, the Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,648 locations in 40 states, the District of Columbia, and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 60% off department and specialty store regular prices every day. The Company also operates 303 dd’s DISCOUNTS® stores in 21 states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear, and home fashions for the entire family at savings of 20% to 70% off moderate department and discount store regular prices every day. Additional information is available at www.rossstores.com.

Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended
($000, except stores and per share data, unaudited)	April 30, 2022	May 1, 2021

Sales	$4,333,100	$4,516,080

Costs and Expenses
Cost of goods sold	3,196,446	3,198,396
Selling, general and administrative	669,496	675,053
Interest expense, net	17,696	19,049
Total costs and expenses	3,883,638	3,892,498

Earnings before taxes	449,462	623,582
Provision for taxes on earnings	111,017	147,103
Net earnings	$338,445	$476,479

Earnings per share
Basic	$0.98	$1.35
Diluted	$0.97	$1.34

Weighted-average shares outstanding (000)
Basic	347,053	352,988
Diluted	348,820	355,367

Store count at end of period	1,951	1,866

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

($000, unaudited)	April 30, 2022	May 1, 2021
Assets

Current Assets
Cash and cash equivalents	$4,015,567	$5,367,006
Accounts receivable	164,071	167,139
Merchandise inventory	2,673,551	1,697,992
Prepaid expenses and other	194,813	199,391
Total current assets	7,048,002	7,431,528

Property and equipment, net	2,887,926	2,713,873
Operating lease assets	3,057,641	3,004,747
Other long-term assets	240,129	245,715
Total assets	$13,233,698	$13,395,863

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$2,175,350	$2,574,780
Accrued expenses and other	582,792	583,399
Current operating lease liabilities	635,799	599,838
Accrued payroll and benefits	272,760	323,165
Income taxes payable	89,361	172,276
Current portion of long-term debt	—	64,937
Total current liabilities	3,756,062	4,318,395

Long-term debt	2,453,367	2,449,208
Non-current operating lease liabilities	2,567,286	2,542,358
Other long-term liabilities	236,211	285,762
Deferred income taxes	166,875	147,319

Commitments and contingencies

Stockholders’ Equity	4,053,897	3,652,821
Total liabilities and stockholders’ equity	$13,233,698	$13,395,863

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Three Months Ended
($000, unaudited)	April 30, 2022	May 1, 2021

Cash Flows From Operating Activities
Net earnings	$338,445	$476,479
Adjustments to reconcile net earnings to net cash (used in) provided by operating activities:
Depreciation and amortization	92,108	87,510
Stock-based compensation	36,071	28,674
Deferred income taxes	29,233	25,452
Change in assets and liabilities:
Merchandise inventory	(411,278)	(189,010)
Other current assets	(70,331)	(77,246)
Accounts payable	(189,888)	349,540
Other current liabilities	(325,075)	(71,623)
Income taxes	81,625	121,255
Operating lease assets and liabilities, net	2,902	2,554
Other long-term, net	(79)	(765)
Net cash (used in) provided by operating activities	(416,267)	752,820

Cash Flows From Investing Activities
Additions to property and equipment	(109,848)	(136,937)
Net cash used in investing activities	(109,848)	(136,937)

Cash Flows From Financing Activities
Issuance of common stock related to stock plans	5,917	6,063
Treasury stock purchased	(38,113)	(47,378)
Repurchase of common stock	(239,565)	—
Dividends paid	(108,908)	(101,519)
Net cash used in financing activities	(380,669)	(142,834)

Net (decrease) increase in cash, cash equivalents, and restricted cash and cash equivalents	(906,784)	473,049

Cash, cash equivalents, and restricted cash and cash equivalents:
Beginning of period	4,982,382	4,953,769
End of period	$4,075,598	$5,426,818

Reconciliations:
Cash and cash equivalents	$4,015,567	$5,367,006
Restricted cash and cash equivalents included in prepaid expenses and other	11,406	10,766
Restricted cash and cash equivalents included in other long-term assets	48,625	49,046
Total cash, cash equivalents, and restricted cash and cash equivalents:	$4,075,598	$5,426,818

Supplemental Cash Flow Disclosures
Interest paid	$40,158	$39,929
Income taxes paid	$160	$396